Exhibit 99.1

 1110 Maple Street  ☐  P.O. Box 300  ☐  Elma, New York 14059-0300  ☐  716-655-5990  ☐  FAX 716-655-6012

August 13, 2018	SERVOTRONICS, INC. ANNOUNCES
SECOND QUARTER RESULTS
FOR THE PERIOD ENDED June 30, 2018

Elma, NY – Servotronics, Inc. (NYSE American: SVT) a designer and manufacturer of servo-control components and other advanced technology products announced financial results for the period ended June 30, 2018.

Net income increased approximately 573.3% to $707,000 (or $0.31 per share Basic and $0.30 Diluted) for the second quarter ended June 30, 2018 compared to net income of $105,000 (or $0.05 per share Basic and $0.05 Diluted) for the comparable period ended June 30, 2017. Revenues for the quarter were $11,946,000, approximately a 24.2% increase from $9,616,000 for the same period in 2017. During this period the Advanced Technology Group (“ATG”) increased commercial shipments by approximately $2,775,000 which was partially offset by a slight reduction in government shipments of approximately $131,000 as compared to the same period of 2017. The Consumer Products Group (“CPG”) experienced a decrease in both commercial and government shipments (approximately $314,000 in the aggregate) for the second quarter of 2018 compared to last year. Net income for the six months ended June 30, 2018 increased approximately 692.4% to $1,038,000 compared to net income of $131,000 for the same period of 2017. Revenue for the six month period increased approximately 20.2% to $22,505,000 from $18,719,000 for the same period last year.

For the second quarter, cost of goods sold expenses (inclusive of depreciation and amortization) increased approximately $1,192,000 or 15.2% due in part to the mix of product sold, but primarily due to the increase in revenue for the period ended June 30, 2018 from the same period in 2017. The consolidated production employment levels grew by 18.1% and our gross margin percentage improved to 24.5% for the second quarter of 2018 from 18.6% for the same period of 2017. In addition, depreciation and amortization increased by 9.9% for the three month period ended June 30, 2018 from the same period in 2017, primarily due to additional machinery and equipment procured for the ATG increase in production. Selling, general and administrative (SG&A) expenses (inclusive of depreciation and amortization) increased approximately $391,000 or 24.1% for the three month period ended June 30, 2018 when compared to the same period in 2017. This is primarily due to an increase in wages and vacation accrual. The balance of the increase in SG&A expenses is attributable to the sales and marketing of products including commissions, sales support and expenses related to trade shows. SG&A expenses as a percentage of revenues were relatively flat at 16.9% for both periods.

“Our earnings and revenues for the first half of 2018 have increased significantly over the first six months of last year,” commented Kenneth D. Trbovich, Chief Executive Officer and President of Servotronics, Inc. “This growth, largely attributed to organic growth of our existing product lines, is a testament to the hard work and dedication of the entire Servotronics team and shows the importance of our planning and investment to meet our customers’ needs.”

The Company is composed of two groups – the ATG and the CPG. The ATG primarily designs, develops and manufactures servo controls and other components for various commercial and government applications (i.e., aircraft, jet engines, missiles, manufacturing equipment, etc.). The CPG designs and manufactures cutlery, bayonets, pocket knives, machetes and combat knives, survival, sporting, agricultural knives and other edged products for both commercial and government applications.

FORWARD-LOOKING STATEMENTS

Certain paragraphs of this release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, such as those pertaining to the Company's planned growth efforts and expectation of new business and success in its entry into new product programs. Forward-looking statements involve numerous risks and uncertainties. The Company derives a material portion of its revenue from contracts with agencies of the U.S. Government or their prime contractors. The Company's business is performed under fixed price contracts and the following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements: uncertainties in today's global economy and global competition, difficulty in predicting defense appropriations, the vitality and ability of the commercial aviation industry to purchase new aircraft, the willingness and ability of the Company's customers to fund long-term purchase programs, market demand and acceptance both for the Company's products and its customers' products which incorporate Company-made components and the ability of the Company to successfully execute its strategic plans. The success of the Company also depends upon the trends that affect the national and international economy. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management's analysis only as of the date hereof. The Company assumes no obligation to update forward-looking statements.

SERVOTRONICS, INC. (SVT) IS LISTED ON NYSE American